Deuce Drone

Deuce Drone designs, builds, and operates drone delivery systems, enabling same-day delivery for retailers.


Deuce Drone
Transform your delivery system.

Invest

$1.00 minimum investment

Deadline January 7, 2021
in 2 months

Unit Price
$1.00

Total Raised
$550,724

Valuation
$11,399,293

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

> "Last mile delivery is both the most expensive and time-consuming part of the shipping process."
>
> \- Business Insider

INTRODUCTION


Summary
Deuce Drone solves last mile delivery problem
Turns retail stores into conveniently located fulfillment centers
Allows retailers to beat Amazon with:
• same day delivery, and
• significant cost reductions
Experienced team with expertise in logistics, aerospace, engineering, construction, and tech
9

THE PROBLEM

Same day delivery that doesn't break the bank - that's every retailer's dream. The fact is, store owners must have high-speed order fulfillment if they are going to successfully compete with Amazon.

The problem is the last mile of delivery to the consumer's doorstep is so expensive! The cost of that final leg of the journey represents more than half of total delivery expense. Meanwhile, with traffic and so many stops to make, it just takes too long for packages to arrive at their final destination.

Man delivering package



THE SOLUTION

Instead of using gas-guzzling trucks that have to weave in and out traffic and struggle to find parking, why not use drones to deliver packages directly to consumers? Bypassing traffic congestion and other obstacles, drone delivery is quick, affordable, and energy-efficient.

Delivering by drone could also save retailers big dollars. According to research done by the MIT Center for Transportation & Logistics, stores could save 30% on delivery costs by switching from trucks to drones. Meanwhile, McKinsey estimates that cost savings could be as high as 40%.

Drone delivering package



> “Drones provide an avenue for cost reduction… which will drive widespread adoption in the coming years”
>
> \- Barclays

COMPANY DESCRIPTION

Deuce Drone solves the last mile delivery problem for “brick and mortar” retailers by enabling drone shipment from existing stores. Leveraging clients’ current infrastructure, we design, build, and operate drone delivery systems, transforming retail stores into customer fulfillment centers. Deuce Drone provides a cost-effective, technology-driven solution for same-day delivery that allows retailers to compete with major e-commerce players.

MARKET OPPORTUNITY

Market Opportunity

Market Opportunity

The market opportunity for drone delivery and logistics is significant.

$127B PwC estimates the emerging global market for drone-related business services could reach $127B.

$100B Barclays estimates drone use will drive $100 billion in cost savings across industries by 2024.

$22-28M McKinsey estimates annual cost savings of $22-$28 million through use of autonomous technology for last mile delivery.

$1.6B According to MarketWatch, the global drone Delivery and Logistics market was estimated at $25M in 2018 and is expected to grow at a CAGR of 60% to reach over $1.6B by 2027.

> “The (drone) market is ready to soar.”
>
> - Barclays

BUSINESS MODEL

Deuce Drone turns retail stores into conveniently located fulfillment centers by enabling retailers to deliver their products through the air, using drone technology.

We plan to generate fee income from the following sources:

- Implementation consulting and design
- Retrofitting “brick and mortar” infrastructure for drone pickup and delivery
- Software services and systems integration
- Resale of drones and related hardware, and
- Operation of drone delivery systems.

KJ Preparing a Drone Test



KJ Preparing a Drone Test

COMPETITIVE ADVANTAGES

Deuce Drone's competitive advantages include expertise in logistics, aerospace, construction, and technology.

Logistics 

Logistics

Logistics experience is critical in order to design a successful drone delivery platform. And no one does logistics like the U.S. military! That's why we are lucky to have the former Director of Logistics for the U.S. European Command on our team.

Aerospace 

Aerospace

Deuce Drone's management also includes both the former CEO of Continental Aerospace Technologies and the former President of Million Air Inc, which gives us critical knowledge of the aerospace sector. Our regulatory insights, extensive experience with the FAA certification process and relationships with the FAA should prove beneficial as we move forward with our Part 135 Certification, which will allow us to become a fully-licensed air carrier.



Construction

With the CEO of Burton Property Group, one of the largest real estate development firms in Alabama, our team has the necessary experience to design and construct drone delivery docking ports for our clients. Burton's extensive retailer relationships, having completed more than $800 million in commercial real estate transactions, should provide us deep insights into what retailers want and need.

Technology 

Technology

Technology is an essential driver of drone delivery and logistics. Technology pioneer, the Founding Chairman and CEO of napster, will help us navigate the drone technology landscape.

Engineering 

Engineering

Our MIT Aerospace Engineers provide the necessary engineering expertise to help develop cutting-edge drone delivery systems.

KJ and Timmy Working in Our Drone Test Lab


GIGABYTE

KJ and Timmy Working in Our Drone Test Lab

SUCCESS TO DATE

- Signed agreement with Buffalo Wild Wings franchise in Mobile to test local food delivery
  Buffalo Wild Wings Franchisee To Take Flight With Deuce Drone Delivery Demo
- Signed revenue generating test flight contract with major Southeast retailer
- Obtained approval from city of Foley to conduct drone delivery testing
  Up in the sky, it's a bird, it's a plane, no, it's a delivery drone!
- Collaborating with the cities of Mobile and Daphne in Alabama, to run test flights from retailers to customers
- Expanded engineering staff to team of four: two MIT Aerospace Engineers, one Mechanical Engineer from Continental Aerospace Technologies, and one Developer from Stanford
- Began development of Deuce Drone mobile app, which will allow customers to order same-day drone delivery using their phone or other mobile device
- Received FAA Part 107 Authorization to operate a drone for revenue
- Began the process for FAA Part 135 Authorization to become a licensed air carrier

TEAM



Blaine Holt

Brigadier General (retired) Blaine D. Holt is the CEO of Irascible Strategic Advisors LLC. Prior roles include President of Million Air Inc. and COO of Braidy Industries. The general's command experience includes the 376th Air Expeditionary Wing, Transit Center at Manas, Kyrgyz Republic and the 16th Airlift and 817th Expeditionary Airlift Squadrons. Key assignments include a previous posting as the Director of Logistics, United States European Command, a Military Fellowship at the Council on Foreign Relations, and Director of the Air Force Secretary and Chief of Staff's Executive Action Group. General Holt is a command pilot with more than 3,900 flying hours in a variety of aircraft and is a life member of the Wings Club and the Council on Foreign Relations.



Rhett Ross

Mr. Ross has 30 years of aerospace and engineering management experience, as well as significant expertise in the FAA certification process. Former President and CEO of Continental Aerospace Technologies, Ross is credited with leading the company in five successful acquisitions to add technology and additional product lines valued in excess of $40 million. Prior to his role at Continental, Mr. Ross was President of Teledyne Energy Systems, Inc., a manufacturer of thermoelectric, electrolytic hydrogen generation, and fuel cell devices. Mr. Ross is a former member of the Advisory Panel to the U.S. Department of Energy's Laboratory Hydrogen Program Review Team and of the U.S. Congress Office of Technology Assessment Advisory Panel for the Review of Advanced Automotive Technology. He is also the former President of the U.S. Fuel Cell Council.



Philip Burton

As President and CEO of Burton Property Group (BPG), one of the largest real estate development firms in South Alabama, Phillip Burton currently manages a $250 million portfolio throughout the southeast. Prior to his current role, Mr. Burton served as President/CEO of BBMC/MCS Investments, Inc. He is also a founder of the Beverly Burton Scholarship Trust, named in honor of his late mother, which provides college scholarship opportunities to the Boys & Girls Clubs Youth of the Year recipients. He is also a board member of the Mobile Chamber of Commerce and University of South Alabama's Foundation for Research and Commercialization, as well as a member of the YPO Southeastern Chapter.



John W. Fanning

John W. Fanning, Founding Chairman and CEO of napster, has been a pioneer in Internet Technologies for over 30 years. In addition to his work with napster on the distributed aggregation of content, he has introduced such net-related innovations as client-server game play, voice over IP, and auto-upgrading/authentication. Since 1994, he has founded numerous successful Internet ventures, including napster, NetGames, and NetMovies.



Kelton Hardrict Jr. (KJ)

Kelton Hardrict Jr. (KJ) is a graduate of MIT with a degree in Aerospace Engineering. He is an experienced researcher having conducted research in MIT's Space Propulsion Lab, Human Systems Lab, and Space Systems Lab; he has also spent a summer conducting research in Stanford's Structures and Composites Lab. In industry, KJ has completed two successful intern stints at Northrop Grumman Aerospace Corporation in the roles of Software Engineer and Systems Dynamics Engineer. During his undergraduate career, KJ has also created and grown his brand on YouTube with over 7 million views and 75,000 subscribers. Next fall, KJ plans to begin his pursuit of both an Aerospace Engineering Master's Degree and PhD at Stanford University in autonomous systems.



Timmy Hussain

Timmy is a graduate of MIT with a degree in Aerospace Engineering and a minor in Management from MIT's Sloan School of Management. He has experience working with real-time systems, robotics, and machine learning. Timmy has successfully completed several research positions in these areas holding positions at MIT CSAIL's Interactive Robotics Group, MIT's Human Systems Laboratory and Stanford University's Aerospace Design Laboratory working on the development of an Electric Vertical Take-Off and Landing (eVTOL) drone system.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $919,000 is raised:

Use	Value	% of Proceeds
Engineering & Development	$524,021	57.0%
Marketing	$174,974	19.0%
General/Admin. Expense	$174,974	19.0%
Intermediary fees	$45,031	4.9%

If the offering's maximum amount of $962,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Engineering & Development	$548,538	57.0%
Marketing	$183,162	19.0%
General/Admin. Expense	$183,162	19.0%
Intermediary fees	$47,138	4.9%

TERMS

This is a side-by-side offering of Membership Interest Units, under registration exemptions 4(a)(6) and 506(c), in Deuce Drone LLC. Up to $919,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by January 7, 2021 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Deuce Drone may issue additional securities to raise up to $962,000, the offering's *maximum*.

$550,724 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,361,293 units
× $1.00 per unit

$12,361,293 implied valuation

PITCH DECK



Deuce Drone

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FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

May 21, 2020 • Primary offering of 962,000 shares at $1.00

May 6, 2020 • Primary offering finalized, selling 304,285 units

Feb 10, 2020 • Primary offering of 305,714 shares at $0.35

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